UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  04/24/2009

Kreisler Manufacturing Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  0-4036

Delaware	22-1047792
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

180 Van Riper Avenue, Elmwood Park, NJ 07407
(Address of principal executive offices, including zip code)

201-791-0700
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.    Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On April 24, 2009, Kreisler Manufacturing Corporation (the "Company"), notified the Nasdaq Stock Market of its intent to voluntarily delist its common stock from the Nasdaq Capital Market, where it trades under the symbol "KRSL," by filing a Form 25 with the Securities and Exchange Commission ("SEC") on or about May 4, 2009. The Company anticipates that the delisting will be effective 10 days after the date of filing of the Form 25. Accordingly, the Company expects that the last day of trading of its common stock on the Nasdaq Capital Market will be on or about May 14, 2009. The Special Committee of the Board of Directors of the Company unanimously approved the voluntary delisting of the common stock on April 21, 2009.
Following delisting from NASDAQ, it is anticipated that the Common Stock will be quoted in the over-the-counter market on the "Pink Sheets," a centralized electronic quotation service for over-the-counter securities. The Company expects its common stock will continue to trade on the Pink Sheets, so long as market makers demonstrate an interest in trading in the common stock.

Item 8.01.    Other Events

On or about May 14, 2009, the anticipated effective date of the delisting of the Company's common stock from the Nasdaq Capital Market and under Section 12(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Company intends to file a Form 15 with the SEC to voluntarily affect the deregistration of its common stock from the reporting obligation under Section 12(g) of the Exchange Act. The Company is eligible to deregister its common stock by filing Form 15 with the SEC as a result of having fewer than 300 shareholders of record of its common stock. Upon the filing of the Form 15, the Company's obligations to file certain reports with the SEC, including, but not limited to, Form 10-K, 10-Q and 8-K, will immediately be suspended. The Company expects the deregistration to become effective ninety (90) days after filing the Form 15 with the SEC. The Special Committee of the Board of Directors of the Company unanimously approved the voluntary deregistration of the common stock under the Exchange Act on April 21, 2009.

Item 9.01.    Financial Statements and Exhibits

(d)        Exhibits.

None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kreisler Manufacturing Corporation

Date: April 24, 2009	By:	/s/ Edward A. Stern
Edward A. Stern
Co-President, Chief Financial Officer, Secretary and Treasurer